CST BRANDS, INC. ANNOUNCES EXPLORATION OF STRATEGIC ALTERNATIVES

San Antonio, Texas, March 3, 2016 – CST Brands, Inc. (NYSE: CST), today announced that it is commencing an exploration of strategic alternatives to further enhance stockholder value.  In order to facilitate the review, the Board of Directors will oversee the process through a committee of outside, independent directors. The strategic review process will be comprehensive and will include a fresh look at several of CST¹s previously announced strategic initiatives and plans. BofA Merrill Lynch is advising the company in this process, and J.P. Morgan Chase is serving as a co-advisor.

Kim Lubel, President and Chief Executive Officer of CST Brands, said, "We believe there continues to be a disconnect between CST's intrinsic value and the price of our common stock in the public equity markets.  For this reason, our Board of Directors is initiating a process to explore and evaluate a wide range of strategic alternatives to maximize value for our stockholders."

There can be no assurance that the exploration of strategic alternatives will result in a transaction.  The Company does not intend to provide updates unless or until it determines that disclosure is appropriate or necessary.

About CST Brands, Inc.

CST Brands, Inc. (CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,500 Team Members at over 2,000 locations throughout the Southwestern United States, Georgia, Florida, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com.

Safe Harbor Statement

Statements contained in this release that state the Company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s Form 10-Q or Form 10-K filed with the Securities and Exchange Commission, and available on the CST Brand’s website at www.cstbrands.com. The Company undertakes no obligation to publicly update

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or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contacts

Investors:
CST Brands, Inc.
Randy Palmer, 210-692-2160
Executive Director - Investor Relations

Media:
Joele Frank, Wilkinson Brimmer Katcher
Michael Freitag, Kelly Sullivan, Joseph Sala or Kate Beers, 212-355-4449

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